Exhibit 99.1

OP Bancorp Reports First Quarter Result of 2019

2019 First Quarter Highlights:

•	Net income totaled $4.7 million or $0.29 per diluted common share, up 47.4%, compared to $3.2 million or $0.22 per diluted common share for the first quarter of 2018
•	Net interest margin was 4.38% compared to 4.56% for the first quarter of 2018
•	Return on average assets was 1.83% and return on average equity was 14.46% compared to 1.43% and 13.64%, respectively, for the first quarter of 2018
•	Total assets of $1.08 billion, up 12.6% from $956.8 million at March 31, 2018
•	Net loans receivable of $903.4 million, up 15.2% from $784.0 million at March 31, 2018
•	Total deposits of $929.4 million, up 13.6% from $818.3 million at March 31, 2018
•	Nonperforming assets to total assets was 0.25% compared to 0.06% at March 31, 2018

LOS ANGELES, April 26, 2019 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported unaudited financial results for the first quarter of 2019.  Net income for the first quarter of 2019 was $4.7 million, or $0.29 per diluted common share, compared with net income of $3.8 million, or $0.23 per diluted common share for the fourth quarter of 2018, and net income of $3.2 million, or $0.22 per diluted share for the first quarter of 2018.

Since the announcement of a share repurchase program to buy back up to 400,000 shares of its common stock on January 25, 2019, the Company repurchased 324,074 shares of its common stock at an average repurchase price of $9.11 through April 26, 2019.

“We are pleased to report another strong quarterly result to start off 2019. Excluding one-time gain on company owned life insurance, our net income for the 2019 first quarter was $3.8 million, or $0.23 earnings per share on a fully diluted basis, a 17% increase compared to $3.2 million, or $0.22 for the first quarter of 2018.  Our loans and deposits continued to grow 15% and 14%, respectively, from the prior year, while we maintained strong asset quality and retained noninterest bearing deposits at 29.3% of total deposits,” commented Min Kim, President and Chief Executive Officer of OP Bancorp and Open Bank. Ms. Kim continued, “we opened two new loan production offices in Aurora, Colorado and Lynnwood, Washington during the quarter and are expected to open our ninth full service branch and a commercial lending center in Carrollton, Texas in late April of 2019. With these expansions outside of California, we look forward to continued growth in the coming years.”

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Income Statement Data:
Interest income	$14,086	$13,820	$11,180
Interest expense	3,288	2,894	1,621
Net interest income	10,798	10,926	9,559
Provision for loan losses	-	220	575
Noninterest income	3,583	2,050	2,212
Noninterest expense	8,123	7,568	6,811
Income before taxes	6,258	5,188	4,385
Provision for income taxes	1,518	1,423	1,169
Net Income	$4,740	$3,765	$3,216
Diluted earnings per share	$0.29	$0.23	$0.22
Balance Sheet Data:
Loans held for sale	$246	$752	$18,571
Gross loans, net of unearned income	913,064	875,059	793,751
Allowance for loan losses	9,619	9,636	9,716
Total assets	1,077,235	1,044,186	956,842
Deposits	929,402	905,176	818,280
Shareholders’ equity	132,376	129,787	117,260
Performance Ratios:
Return on average assets (annualized)	1.83%	1.49%	1.43%
Return on average equity (annualized)	14.46%	11.84%	13.64%
Net interest margin (annualized)	4.38%	4.50%	4.56%
Efficiency ratio (1)	56.48%	58.33%	57.86%
Credit Quality:
Nonperforming loans	$1,580	$1,914	$592
Nonperforming assets	2,726	1,914	592
Net charge-offs to average gross loans (annualized)	0.01%	0.06%	0.00%
Nonperforming assets to gross loans plus OREO	0.30%	0.22%	0.07%
ALL to nonperforming loans	609%	503%	1641%
ALL to gross loans	1.05%	1.10%	1.22%
Capital Ratios:
Total risk-based capital ratio	16.02%	16.26%	13.09%
Tier 1 risk-based capital ratio	14.94%	15.13%	14.93%
Common equity tier 1 ratio	14.94%	15.13%	14.93%
Leverage ratio	12.96%	12.88%	16.17%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Financial Highlights, excluding Gain on COLI
(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Net Income	$3,776	$3,765	$3,216
Diluted earnings per share	$0.23	$0.23	$0.22
Return on average assets (annualized)	1.45%	1.49%	1.43%
Return on average equity (annualized)	11.52%	11.84%	13.64%

Results of Operations

The reported interest income and yield on our loan portfolio are impacted by a number of components, including changes in the average contractual interest rate earned on loans and the amount of discount accretion on SBA loans.  The following table reconciles the contractual interest income and yield on our loan portfolio to the reported interest income and yield for the periods indicated.

	Three Months Ended
	March 31, 2019		December 31, 2018		March 31, 2018
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$12,480	5.69%	$12,127	5.58%	$10,185	5.24%
SBA discount accretion	509	0.23%	967	0.44%	567	0.29%
Amortization of net deferred fees/(costs)	132	0.06%	1	0.00%	51	0.03%
Interest recognized on nonaccrual loans	-	0.00%	(69)	-0.03%	20	0.01%
Prepayment penalties and other fees	233	0.11%	40	0.02%	25	0.01%
Yield on loans (as reported)	$13,354	6.09%	$13,066	6.01%	$10,848	5.58%

Net interest income before provision for loan losses for the first quarter of 2019 was $10.8 million, a decrease of $128,000, or 1.2%, compared to $10.9 million for the fourth quarter of 2018, primarily due to a greater increase in interest expense compared to the increase in interest income.

Interest income on securities available for sale and other investment decreased $22,000, or 2.8% during the first quarter of 2019 compared to the prior quarter. The decrease was primarily due to Federal Home Loan Bank’s special dividend received during the fourth quarter of 2018, partially offset by an increase in interest income on securities available for sale from purchases of higher yielding securities.

Interest income from the contractual interest rates on loans increased $353,000, or 2.9%, during the first quarter of 2019 compared to the fourth quarter of 2018, reflecting an 11 basis point increase in the average contractual interest rate from an increase of 25 basis points in Fed funds rate in December 2018. The amount of discount accretion on SBA loans decreased $458,000 during the first quarter due to a decrease in SBA loan payoffs. The reported interest income on loans, net of SBA discount accretions and other components, increased $288,000 during the quarter.

Interest expense for the first quarter of 2019 increased $394,000, or 13.6%, compared to the fourth quarter of 2018, due to an increase of $33.4 million, or 5.5%, in average balance of interest-bearing liabilities and an increase of 20 basis points in average cost of interest-bearing liabilities, primarily due to a continued repricing of interest-bearing deposits following cumulative market rate increases of 100 basis points in 2018.

Net interest margin for the first quarter of 2019 decreased 12 basis points to 4.38% from 4.50% for the fourth quarter of 2018, primarily due to a greater increase in the cost of interest-bearing liabilities compared to the increase in the reported yield on earning assets.

Net interest income before provision for loan losses for the first quarter of 2019 increased $1.2 million, or 13.0%, to $10.8 million, compared to $9.6 million for the first quarter of 2018, primarily due to a $2.9 million increase in interest income, partially offset by an increase of $1.7 million in interest expense.

Interest income on securities available for sale and other investment increased $400,000, or 120.3% compared to the same period of 2018. The increase was primarily due to an increase in interest income on securities available for sale from purchases of higher yielding securities and an increase in other investment income from a $33.5 million increase in average Federal funds and the increase in Fed funds rate.

The increase in interest income on loans was primarily due to a 12.8% increase in average loans, including loans held for sale, and a 51 basis point increase in the yield on average loans to 6.09% for the first quarter of 2019 from 5.58% for the same period of 2018.

The increase in interest expense in the first quarter of 2019 compared to the first quarter of 2018 was due to a 19.0% increase in average interest-bearing liabilities and an 87 basis point increase in the cost of interest-bearing liabilities.

The increases in the average yield on loans and average cost of deposits were primarily due to cumulative market rate increases by the Federal Reserve of 100 basis points through four rate hikes of 25 basis points in 2018.

Net interest margin for the first quarter of 2019 decreased 18 basis points to 4.38% from 4.56% for the first quarter of 2018.

The following table shows the asset yields, liability costs, spreads and margins.

	Three Months Ended			Percentage Change
	March 31,	December 31,	March 31,	Q1-19	Q1-19
	2019	2018	2018	vs. Q4-18	vs. Q1-18
Yield on loans	6.09%	6.01%	5.58%	0.08%	0.51%
Yield on interest-earning assets	5.72%	5.69%	5.34%	0.03%	0.38%
Cost of interest-bearing liabilities	2.10%	1.90%	1.23%	0.20%	0.87%
Cost of deposits	1.48%	1.32%	0.81%	0.16%	0.67%
Cost of funds	1.48%	1.32%	0.83%	0.16%	0.65%
Net interest spread	3.62%	3.79%	4.11%	-0.17%	-0.49%
Net interest margin	4.38%	4.50%	4.56%	-0.12%	-0.18%

The Bank had no provision for loan losses for the first quarter of 2019 compared to $220,000 for the fourth quarter of 2018 and $575,000 for the first quarter of 2018. A provision for loan losses was not required for the first quarter of 2019, as an additional required reserve from an increase in loan balances during the quarter was offset by a $362,000 decrease in specific reserve for an SBA commercial loan upon the confirmation of SBA government guarantee.

The decrease compared to the first quarter of 2018 was primarily due to a decrease in the required reserve for loan losses as a percentage of gross loans for March 31, 2019 as overall loss factors used in the first quarter of 2019 were lower than those for the first quarter of 2018.

Noninterest income for the first quarter of 2019 was $3.6 million, an increase of $1.5 million, or 74.8%, from $2.1 million for the fourth quarter of 2018, primarily due to gain on company owned life insurance of $1.2 million and an increase of $311,000 in loan servicing fees due to lower SBA loan payoffs in the first quarter of 2019.

Loan servicing fees increased $311,000 to $383,000 for the first quarter of 2019 from $72,000 for the prior quarter. The increase in loan servicing fees was primarily due to a decrease in the amortization of SBA servicing assets from the decrease in SBA loan payoffs.

Gain on sale of SBA loans increased $49,000 to $1.1 million for the first quarter of 2019 from $1.0 million for the fourth quarter of 2018.  We sold $17.7 million in SBA loans with an average premium of 8.19% in the first quarter of 2019, compared to the sale of $24.7 million in SBA loans with an average premium of 5.65% in the fourth quarter of 2018.

Noninterest income for the first quarter of 2019 increased $1.4 million compared to $2.2 million for the first quarter of 2018, primarily due to gain on company owned life insurance of $1.2 million, an increase of $91,000 in credit related fees, an increase of $88,000 in gain on sale of SBA loans, partially offset by a decrease of $89,000 in service charges on deposits. Gain on sale of SBA loans for the first quarter of 2018 was $968,000 from the sale of $13.4 million in SBA loans with an average premium of 8.66% in the first quarter of 2018.

Noninterest expense for the first quarter of 2019 was $8.1 million, an increase of $555,000, or 7.3%, compared to $7.6 million for the fourth quarter of 2018.  The increase was primarily due to an increase of $601,000 in salary and employee benefits, partially offset by a decrease of $105,000 in professional fees. The increase in salary and employee benefits was primarily attributable to an increase in employer taxes from employee bonuses paid in the first quarter of 2019 and a lower employee bonus accrual in the fourth quarter of 2018.  The decrease in professional fees was due to a higher legal fee accrual in the fourth quarter of 2018.

Noninterest expense for the first quarter of 2019 increased $1.3 million, or 19.3%, to $8.1 million, compared to $6.8 million for the first quarter of 2018.  The increase was primarily due to an increase of $957,000 in salary and employee benefits from an increase of 24 in employee headcount to 163 at March 31, 2019 from 139 at March 31, 2018. Foundation donation and other contributions increased $32,000, which were tied to the Company’s increased net income. Other expense increased $152,000 to $464,000 compared to $312,000, primarily due to OREO expense of $38,000 and an increase of $65,000 in credit related expenses.

Income tax provision for the first quarter of 2019 was $1.5 million, compared to $1.4 million for the fourth quarter of 2018 and $1.2 million for the first quarter of 2018.  The effective tax rate for the first quarter of 2019 was 24.3%, compared to 27.4% for the fourth quarter of 2018 and 26.7% for the first quarter of 2018.

Balance Sheet

Total assets at March 31, 2019 were $1.08 billion, an increase of $33.0 million, or 3.2%, compared to $1.04 billion at December 31, 2018, and an increase of $120.4 million, or 12.6%, at March 31, 2018. Gross loans, net of unearned income, were $913.1 million at March 31, 2019, an increase of $38.0 million, or 4.3%, from $875.1 million at December 31, 2018, and an increase of $119.3 million, or 15.0%, from $793.8 million at March 31, 2018.

New loan originations for the first quarter of 2019 totaled $92.8 million, including SBA loan originations of $23.7 million, compared to $62.4 million, including SBA loan originations of $23.5 million, for the fourth quarter of 2018.  New loan originations for the first quarter of 2018 were $101.0 million, including SBA loan originations of $16.4 million.  Loan payoffs for the first quarter of 2019 were $22.5 million, compared to $13.2 million for the fourth quarter of 2018, and $32.2 million for the first quarter of 2018.

Total deposits were $929.4 million at March 31, 2019, an increase of $24.2 million, or 2.7%, from $905.2 million at December 31, 2018, and an increase of $111.1 million, or 13.6%, from $818.3 million at March 31, 2018.  Noninterest bearing deposits were $272.5 million at March 31, 2019, compared to $285.1 million at December 31, 2018, and $289.0 million at March 31, 2018.

Noninterest bearing deposits accounted for 29.3% of total deposits at March 31, 2019, compared to 31.5% at December 31, 2018 and 35.3% at March 31, 2018.

	As of
	March 31,	December 31,	March 31,
	2019	2018	2018
Noninterest bearing deposits	29.3%	31.5%	35.3%
Interest bearing demand deposits	27.7%	28.9%	32.0%
Savings	0.4%	0.4%	0.5%
Time deposits over $250,000	20.3%	18.1%	15.2%
Other time deposits	22.3%	21.1%	17.0%
Total deposits	100.0%	100.0%	100.0%

The Company had no borrowings from the Federal Home Loan Bank (“FHLB”) at March 31, 2019 and December 31, 2018, compared to the advances from the FHLB of $10 million at March 31, 2018. The payoff of advances from the FHLB were funded by the increase in total deposits.

The adoption of the new lease accounting standard ASU 2016-02, Leases (Topic 842) effective January 1, 2019 resulted in the recognition of $7.7 million and $9.6 million in right-of-use assets and lease liabilities, respectively, on balance sheet.

The Company’s consolidated regulatory capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2019, as summarized in the following table.

				Regulatory
			Well-capitalized	Capital Ratio
			Financial	Requirements (1),
			Institution	Including
			Basel III	Fully Phased-in
			Regulatory	Capital Conservation
Capital Ratios	OP Bancorp	Open Bank	Guidelines	Buffer
Total risk-based	16.02%	15.60%	10.00%	10.50%
Tier 1 risk-based	14.94%	14.52%	8.00%	8.50%
Common equity tier 1 Risk-Based	14.94%	14.52%	6.50%	7.00%
Leverage	12.96%	12.60%	5.00%	4.00%

(1) Fully phased in Basel III requirement for both OP Bancorp and Open Bank. Includes a 2.5% capital conservation buffer, except the leverage ratio.

Asset Quality

Nonperforming loans were $1.6 million at March 31, 2019, a decrease of $334,000 from $1.9 million at December 31, 2018 and an increase of $988,000 from $592,000 at March 31, 2018. There were two loans removed from nonaccrual status during the first quarter of 2019 and the allocation of the allowance for loan losses for these loans was removed. One of these loans was transferred to other real estate owned (“OREO”) of $1.1 million as of March 31, 2019. The sale of OREO is expected to complete by the end of April 2019. The Company had no OREO at December 31, 2019, or March 31, 2018.

Nonperforming assets were $2.7 million, or 0.25% of total assets, at March 31, 2019, $1.9 million, or 0.18% of total assets, at December 31, 2018 and $592,000, or 0.06% of total assets, at March 31, 2018.

Nonperforming loans to gross loans were 0.17% at March 31, 2019, compared to 0.22% at December 31, 2018 and 0.07% at March 31, 2018.  Total classified loans were $4.2 million, or 0.46% of gross loans, at March 31, 2019, compared to $3.6 million, or 0.41% of gross loans, at December 31, 2018. The increase of $663,000 was primary due to an addition of $1.1 million for two loans, an SBA real estate loan and a commercial loan, which are from a single borrower relationship and fully secured by real estate collaterals, partially offset by a removal of $615,000 for two SBA real estate loans during the first quarter of 2019. The total classified loans were $4.0 million, or 0.51% of gross loans, at March 31, 2018.

The following tables shows the trend of classified loans by loan type.

	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Classified loans by loan type
Commercial real estate	$—	$—	$—	$—	$—
SBA loans—real estate	2,281	2,000	1,859	1,892	1,900
SBA loans—non-real estate	49	57	354	141	113
Commercial and industrial	1,906	1,516	1,587	1,688	1,760
Home mortgage	—	—	—	—	241
Consumer	—	—	—	—	—
Total classified loans	$4,236	$3,573	$3,800	$3,721	$4,014
SBA guarantee balance retained
SBA loans—real estate	534	544	553	572	573
SBA loans—non-real estate	49	57	282	84	85
Total SBA unsold quarantee portion	$583	$601	$835	$656	$658
Total classified loans, net of SBA guarantee balance retained	$3,653	$2,972	$2,965	$3,065	$3,356

The allowance for loan losses was $9.6 million at March 31, 2019 and December 31, 2018, compared to $9.7 million at March 31, 2018.  The allowance for loan losses was 1.05% of gross loans at March 31, 2019, 1.10% at December 31, 2018 and 1.22% at March 31, 2018.  The allowance for loan losses was 353% of nonperforming assets at March 31, 2019, 503% at December 31, 2018 and 1641% at March 31, 2018. Additional allowance for loan losses was not required for the first quarter, primarily due to aforementioned reversal in specific reserve on an SBA commercial loan during the quarter.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with eight full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara.  The Bank also has five loan production offices in Atlanta, Georgia, Aurora, Colorado, Dallas, Texas, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remains,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: business and economic conditions, particularly those affecting the financial services industry and our primary market areas; our ability to successfully manage our credit risk and the sufficiency of our allowance for loan loss;  factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers and the success of construction projects that we finance; our ability to effectively execute our strategic plan and manage our growth;  interest rate fluctuations, which could have an adverse effect on our profitability; liquidity issues, including fluctuations in the fair value and liquidity of the securities we hold for sale;  external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;  continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;  challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;  restraints on the ability of the Bank to pay dividends to us;  increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;  a failure in the internal controls we have implemented to address the risks inherent to the business of banking; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance; changes in our management personnel or our inability to retain motivate and hire qualified management personnel;  disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation;  compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; the affect if any of the recent federal government shutdown on our SBA loan program; and our ability the manage the foregoing and other factors set forth in the Company’s public reports. We describe these and other risks that could affect our results in Item 1A. “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2018 and in our other subsequent filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, our results could differ materially from those expressed in, implied or projected by such forward-looking statements. We assume no obligation to update such forward-looking statements.  Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

Consolidated Balance Sheet (unaudited)
(Dollars in thousands)
	3/31/2019	12/31/2018	% change	3/31/2018	% change
Assets
Cash and due from banks	$65,796	$77,726	-15.3%	$69,900	-5.9%
Securities available for sale, at fair value	54,116	55,336	-2.2%	36,938	46.5%
Other investments	7,306	7,260	0.6%	6,746	8.3%
Loans held for sale	246	752	-67.3%	18,571	-98.7%
Real Estate Loans	545,481	503,834	8.3%	455,663	19.7%
SBA Loans	130,478	127,375	2.4%	113,491	15.0%
C & I Loans	106,796	113,975	-6.3%	114,747	-6.9%
Home Mortgage Loans	127,851	127,298	0.4%	106,187	20.4%
Consumer & Other Loans	2,458	2,577	-4.6%	3,663	-32.9%
Gross loans, net of unearned income	913,064	875,059	4.3%	793,751	15.0%
Allowance for loan losses	(9,619)	(9,636)	-0.2%	(9,716)	-1.0%
Net loans receivable	903,445	865,423	4.4%	784,035	15.2%
Premises and equipment, net	5,083	4,633	9.7%	4,707	8.0%
Accrued interest receivable	3,368	3,068	9.8%	2,504	34.5%
Servicing assets	7,046	6,987	0.8%	6,725	4.8%
Company owned life insurance	10,414	11,394	-8.6%	11,165	-6.7%
Deferred tax assets	3,665	3,672	-0.2%	4,003	-8.4%
OREO	1,146	-	100.0%	-	100.0%
Operating right-of-use assets (1)	7,738	-	100.0%	-	100.0%
Other assets	7,866	7,935	-0.9%	11,548	-31.9%
Total assets	$1,077,235	$1,044,186	3.2%	$956,842	12.6%

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$272,482	$285,132	-4.4%	$289,012	-5.7%
Savings	3,527	3,421	3.1%	3,914	-9.9%
Money market and others	257,694	261,349	-1.4%	261,506	-1.5%
Time deposits over $250,000	188,162	164,281	14.5%	124,637	51.0%
Other time deposits	207,537	190,993	8.7%	139,211	49.1%
Total deposits	929,402	905,176	2.7%	818,280	13.6%
Other borrowings	-	-	0.0%	10,000	-100.0%
Accrued interest payable	2,178	1,715	27.0%	558	290.3%
Operating lease liabilities (1)	9,566	-	100.0%	-	100.0%
Other liabilities	3,713	7,508	-50.5%	10,744	-65.4%
Total liabilities	944,859	914,399	3.3%	839,582	12.5%

Common stock	91,501	91,209	0.3%	90,677	0.9%
Additional paid-in capital	4,245	6,249	-32.1%	5,526	-23.2%
Retained earnings	36,824	32,877	12.0%	21,840	68.6%
Accumulated other comprehensive loss	(194)	(548)	-64.6%	(783)	-75.2%
Total shareholders' equity	132,376	129,787	2.0%	117,260	12.9%

Total Liabilities and Shareholders' Equity	$1,077,235	$1,044,186	3.2%	$956,842	12.6%

(1) The adoption of ASU 2016-02, Leases (Topic 842) in the first quarter of 2019 resulted in the recognition of right-of-use assets and lease liabilities on balance sheet.

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	3/31/2019	12/31/2018	% change	3/31/2018	% change
Interest income
Interest and fees on loans	$13,354	$13,066	2.2%	$10,848	23.1%
Interest on securities available for sale	360	340	5.9%	188	91.5%
Other interest income	372	414	-10.1%	144	158.3%
Total interest income	14,086	13,820	1.9%	11,180	26.0%
Interest expense
Interest on deposits	3,288	2,894	13.6%	1,534	114.3%
Interest on borrowed funds	-	-	0.0%	87	-100.0%
Total interest expense	3,288	2,894	13.6%	1,621	102.8%
Net interest income	10,798	10,926	-1.2%	9,559	13.0%
Provision for loan losses	-	220	-100.0%	575	-100.0%
Net interest income after provision for loan losses	10,798	10,706	0.9%	8,984	20.2%
Noninterest income
Service charges on deposits	448	497	-9.9%	537	-16.6%
Loan servicing fees, net of amortization	383	72	431.9%	324	18.2%
Gain on sale of loans	1,077	1,028	4.8%	989	8.9%
Other income	1,675	453	269.8%	362	362.7%
Total noninterest income	3,583	2,050	74.8%	2,212	62.0%
Noninterest expense
Salaries and employee benefits	5,168	4,567	13.2%	4,211	22.7%
Occupancy and equipment	1,077	1,046	3.0%	1,026	5.0%
Data processing and communication	312	283	10.2%	331	-5.7%
Professional fees	203	308	-34.1%	152	33.6%
FDIC insurance and regulatory assessments	104	99	5.1%	96	8.3%
Promotion and advertising	178	215	-17.2%	145	22.8%
Directors’ fees	229	218	5.0%	209	9.6%
Foundation donation and other contributions	388	356	9.0%	329	17.9%
Other expenses	464	476	-2.5%	312	48.7%
Total noninterest expense	8,123	7,568	7.3%	6,811	19.3%
Income before income taxes	6,258	5,188	20.6%	4,385	42.7%
Provision for income taxes	1,518	1,423	6.7%	1,169	29.9%
Net income	$4,740	$3,765	25.9%	$3,216	47.4%

Book value per share	$8.42	$8.18	2.9%	$7.55	11.5%
Basic EPS	$0.29	$0.23	26.1%	$0.23	26.1%
Diluted EPS	$0.29	$0.23	26.1%	$0.22	31.8%

Shares of common stock outstanding	15,719,583	15,860,306	-0.9%	15,530,527	1.2%
Weighted Average Shares:
- Basic	15,817,060	15,801,406	0.1%	13,292,083	19.0%
- Diluted	16,112,725	16,201,408	-0.5%	13,826,956	16.5%

Key Ratios
(Dollars in thousands, except ratios)	Three Months Ended
	3/31/2019	12/31/2018	% change	3/31/2018	% change
Return on average assets (ROA)*	1.83%	1.49%	0.34%	1.43%	0.40%
Return on average equity (ROE) *	14.46%	11.84%	2.62%	13.64%	0.82%
Net interest margin *	4.38%	4.50%	-0.12%	4.56%	-0.18%
Efficiency ratio	56.48%	58.33%	-1.85%	57.86%	-1.38%

Total Risk Based Capital Ratio	16.02%	16.26%	-0.24%	16.17%	-0.15%
Tier 1 Capital Ratio	14.94%	15.13%	-0.19%	14.93%	0.01%
Common Equity Tier 1 Ratio	14.94%	15.13%	-0.19%	14.93%	0.01%
Tier 1 Leverage Ratio	12.96%	12.88%	0.08%	13.09%	-0.13%

* Annualized

Asset Quality
(Dollars in thousands, except ratios)	Three Months Ended
	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Nonaccrual Loans	$1,239	$1,571	$888	$642	$241
Loans 90 days or more past due, accruing	-	-	-	-	-
Accruing restructured loans	341	343	345	348	351
Nonperforming loans	1,580	1,914	1,233	990	592
Other real estate loans (OREO)	1,146	-	-	-	-
Nonperforming assets	2,726	1,914	1,233	990	592

Classified loans	4,236	3,573	3,800	3,721	4,014

Nonperforming assets/total assets	0.25%	0.18%	0.12%	0.10%	0.06%
Nonperforming assets/gross loans plus OREO	0.30%	0.22%	0.15%	0.12%	0.07%
Nonperforming loans/gross loans	0.17%	0.22%	0.15%	0.12%	0.07%
Allowance for loan losses/nonperforming loans	609%	503%	775%	982%	1641%
Allowance for loan losses/nonperforming assets	353%	503%	775%	982%	1641%
Allowance for loan losses/gross loans	1.05%	1.10%	1.12%	1.18%	1.22%
Classified loans/gross loans	0.46%	0.41%	0.45%	0.45%	0.51%

Net charge-offs	$17	$135	$611	$26	$(2)
Net charge-offs to average gross loans *	0.01%	0.06%	0.29%	0.01%	0.00%
* Annualized

Accruing delinquent loans 30-89 days past due	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
30-59 days	$2,073	$449	$1,007	$577	$227
60-89 days	-	-	-	57	-
Total	2,073	449	1,007	634	227

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Earning assets:
Federal funds sold and other investments	$52,963	$372	2.81%	$49,167	$414	3.32%	$21,887	$144	2.64%
Securities available for sale	54,771	360	2.63	52,995	340	2.56	38,211	188	1.97
Total investments	107,734	732	2.72	102,162	754	2.93	60,098	332	2.21
Real estate	519,037	7,149	5.59	494,817	6,768	5.43	444,224	5,535	5.05
SBA	131,272	2,933	9.06	136,644	3,163	9.18	134,935	2,550	7.67
C & I	106,680	1,594	6.06	104,371	1,513	5.75	100,187	1,366	5.53
Home Mortgage	128,507	1,636	5.09	124,172	1,578	5.08	104,254	1,345	5.16
Consumer	2,532	42	6.68	2,829	44	6.21	3,630	52	5.68
Loans (1)	888,028	13,354	6.09	862,833	13,066	6.01	787,230	10,848	5.58
Total earning assets	995,762	14,086	5.72	964,995	13,820	5.69	847,328	11,180	5.34
Noninterest-earning assets	42,476			44,175			52,084
Total assets	$1,038,238			$1,009,170			$899,412

Interest-bearing liabilities:
NOW and savings deposits	$5,176	3	0.25%	$5,383	3	0.25%	$6,404	4	0.25%
Money market deposits	251,583	1,121	1.81	246,801	1,048	1.68	260,912	708	1.10
Time deposits	379,430	2,164	2.31	350,597	1,843	2.08	243,597	822	1.37
Total interest-bearing deposits	636,189	3,288	2.10	602,781	2,894	1.90	510,913	1,534	1.22
Borrowings	-	-	-	1	-	2.24	23,779	87	1.49
Total interest-bearing liabilities	636,189	3,288	2.10	602,782	2,894	1.90	534,692	1,621	1.23

Noninterest-bearing liabilities:
Noninterest-bearing deposits	262,524			269,538			260,221
Other noninterest-bearing liabilities	8,444			9,681			10,180
Total noninterest-bearing liabilities	270,968			279,219			270,401
Shareholders’ equity	131,081			127,169			94,319
Total liabilities and shareholders’ equity	$1,038,238			$1,009,170			$899,412

Net interest income / interest rate spreads		$10,798	3.62%		$10,926	3.79%		$9,559	4.11%

Net interest margin			4.38%			4.50%			4.56%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$898,713	$3,288	1.48%	$872,319	$2,894	1.32%	$771,134	$1,534	0.81%
Total funding liabilities / cost of funds	$898,713	$3,288	1.48%	$872,320	$2,894	1.32%	$794,913	$1,621	0.83%

(1) Includes loans held for sale.